EXHIBIT 4.6

                     AMENDED VOTING AND EXCHANGE AGREEMENT

      This Amended Voting and Exchange Agreement (this "Agreement"), dated for reference May 10, 1997, is by and among Apple Orthodontix Inc., a Delaware corporation ("AOI"), 718842 Alberta Inc., an Alberta corporation ("Apple") and Texas Commerce Bank National Association, a national banking association having an office in Houston, Texas (the "Trustee").

                             W I T N E S S E T H:

      WHEREAS the parties desire to enter into a Voting and Exchange Agreement containing the terms and conditions set forth herein;

      AND WHEREAS pursuant to certain agreements among Apple and certain of its shareholders, Apple has issued certain Exchangeable Non-Voting Shares (the "Exchangeable Shares");

      AND WHEREAS the rights, privileges, restrictions and conditions attaching to such Exchangeable Shares (collectively the "Exchangeable Share Provisions") are set out in articles of amendment of Apple dated as of May 10, 1997;

      AND WHEREAS AOI is to provide voting rights in AOI to each registered holder, from time to time, other than AOI, its subsidiaries and Affiliates, of Exchangeable Shares (a "Holder"), such voting rights per Exchangeable Share to be equivalent to the voting rights per share of AOI Common Stock (the "AOI Common Stock");

      AND WHEREAS AOI is to grant to and in favour of the Holders the right, in the circumstances set forth herein, to require AOI to purchase from each such Holder all or any part of the Exchangeable Shares held by the Holder;

      AND WHEREAS the parties desire to make appropriate provision and to establish a procedure whereby voting rights in AOI will be exercisable by Holders by and through the Trustee, which will hold legal title to that number of shares of AOI Common Stock equal to the number of Exchangeable Shares outstanding from time to time (the "AOI Trust Stock") and will hold the voting rights with respect to such AOI Trust Stock for the benefit of the Holders of the Exchangeable Shares and whereby the rights to require AOI to purchase Exchangeable Shares from the Holders will be exercisable by such Holders by and through the Trustee, which will hold legal title to such rights for the benefit of such Holders;

      AND WHEREAS these recitals and any statements of fact in this Agreement are made by AOI and Apple and not by the Trustee:


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      NOW THEREFORE in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

                                   ARTICLE 1
                        DEFINITIONS AND INTERPRETATION

1.1 DEFINITIONS. In this Agreement, the following terms have the following meanings:

"AFFILIATE" of any person means any other person directly or indirectly controlled by, or under common control of, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control of"), as applied to any person, means the possession by another person, directly or indirectly, of the power to direct or cause the direction of the management and policies of that first mentioned person, whether through the ownership of voting securities, by contract or otherwise.

"AOI COMMON STOCK" has the meaning ascribed thereto in the recitals hereto.

"AOI CONSENT" has the meaning ascribed thereto in section 4.2 hereof.

"AOI MEETING" has the meaning ascribed thereto in section 4.2 hereof.

"AOI TRUST STOCK" has the meaning ascribed thereto in the recitals hereto.

"AOI SUCCESSOR" has the meaning ascribed thereto in subsection 11.1(a) hereof.

"AUTOMATIC EXCHANGE RIGHTS" means the benefit of the obligation of AOI to effect the automatic exchange of shares of AOI Common Stock for Exchangeable Shares pursuant to section 5.12 hereof.

"BOARD OF DIRECTORS" means the Board of Directors of Apple.

"BUSINESS DAY" means a day other than a Saturday, a Sunday or a statutory holiday in either the City of Calgary, Alberta or the City of Houston, Texas.

"CANADIAN DOLLAR EQUIVALENT" means in respect of an amount expressed in a foreign currency (the "Foreign Currency Amount") at any date the product obtained by multiplying (a) the Foreign Currency Amount by (b) the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose.

"CURRENT MARKET PRICE" means, in respect of a share of AOI Common Stock on any date, the Canadian Dollar Equivalent of the average of the closing, bid and asked prices of shares of AOI

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Stock during a period of 20 consecutive trading days ending not more than five trading days before such date on the American Stock Exchange, or, if the shares of AOI Common Stock are not then quoted on the American Stock Exchange, on such other stock exchange or automated quotation system on which the shares of AOI Common Stock are listed or quoted as the case may be, as may be selected by the Board of Directors for such purpose; provided, however, that if in the opinion of the Board of Directors of Apple, acting reasonably, the public distribution or trading activity of AOI Common Stock during such period does not create a market which reflects the fair market value of such securities, then the current market value thereof will be determined by a reputable and qualified independent financial advisor appointed by the Board of Directors of Apple, in good faith and in its sole discretion, and provided further that any such determination by such reputable and qualified independent financial advisor will be conclusive and binding.

"EXCHANGE RIGHT" has the meaning ascribed thereto in Section 5.1 hereof,

"EXCHANGEABLE SHARE PROVISIONS" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares.

"EXCHANGEABLE SHARES" has the meaning ascribed thereto in the recitals hereto.

"HOLDER VOTES" has the meaning ascribed thereto in section 4.2 hereof.

"INSOLVENCY EVENT" means the institution by Apple of any proceeding to be adjudicated a bankrupt or insolvent or to be dissolved or wound up, or the consent of Apple to the institution of bankruptcy, insolvency, dissolution or winding up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding up under any bankruptcy, insolvency or analogous laws, including without limitation the Companies Creditors' Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by Apple to contest in good faith any such proceedings commenced in respect of Apple within 15 days of becoming aware thereof, or the consent by Apple to the filing of any such petition or to the appointment of a receiver, or the making by Apple of a general assignment for the benefit of creditors, or the admission in writing by Apple of its inability to pay its debts generally as they become due, or if the fair market value of Apple's assets is less than the amount of its liabilities at any time, or Apple is not permitted pursuant to solvency requirements of applicable law to redeem any Retracted Shares pursuant to Section 5.6 of the Exchangeable Share Provisions.

"LIQUIDATION CALL RIGHT" has the meaning ascribed thereto in the Exchangeable Share Provisions.

"LIQUIDATION EVENT" has the meaning ascribed thereto in subsection 5.12(b) hereof.

"LIQUIDATION EVENT EFFECTIVE DATE" has the meaning ascribed thereto in subsection 5.12(c) hereof

"LIQUIDATION OFFER" has the meaning ascribed thereto in the Exchangeable Share Provisions.


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"LIQUIDATION PRICE" has the meaning ascribed thereto in the Exchangeable Share
Provisions.

"LIST" has the meaning ascribed thereto in section 4.6 hereof,

"OFFICER'S CERTIFICATE" means, with respect to AOI or Apple, as the case may be, a certificate signed by any one of the Chairman of the Board, the Vice-Chairman of the Board, the President, any Vice- President or any other officer of AOI or Apple, as the case may be.

"RETRACTED SHARES" has the meaning ascribed thereto in section 5.7 hereof,

"RETRACTION CALL RIGHT" has the meaning ascribed thereto in the Exchangeable Share Provisions.

"RETRACTION OFFER" has the meaning ascribed thereto in the Exchangeable Share Provisions.

"RETRACTION PRICE" has the meaning ascribed thereto in the Exchangeable Share Provisions.

"RETRACTION REQUEST" has the meaning ascribed thereto in the Exchangeable Share Provisions.

"SUPPORT AGREEMENT" means that certain support agreement made as of even date hereof among Apple, AOI and the Trustee.

"TRANSFER AGENT" means Chase Mellon Shareholder Services Inc.

"TRUST" means the trust created by this Agreement.

"TRUST ESTATE" means: the Exchange Right, the Automatic Exchange Rights, the right to enforce the Support Agreement, the Voting Rights, all other rights and privileges with respect to AOI Trust Stock and any other property which may be held by the Trustee from time to time pursuant to this Agreement.

"VOTING RIGHTS" means the voting rights attached to the AOI Trust Stock.

1.2 INTERPRETATION NOT AFFECTED BY HEADINGS, ETC. The division of this Agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement.

1.3 NUMBER, GENDER, ETC. Words imparting the singular number only include the plural and vice versa. Words imparting the use of any gender include all genders.

1.4 DATE FOR ANY ACTION. If any date on which any action is required to be taken under this Agreement is not a Business Day, such action will be required to be taken on the next succeeding Business Day.


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                                   ARTICLE 2
                             DECLARATION OF TRUST

2.1 ESTABLISHMENT OF TRUST. The Trust is hereby created for the benefit of the Holders and AOI, as herein provided. The Trustee will hold:

      (a) the Exchange Right, the Automatic Exchange Rights, the right to enforce the Support Agreement, and the Voting Rights with respect to the AOI Trust Stock issued by AOI to and deposited with the Trustee, on behalf of and for the benefit and use of the Holders;

      (b) all other rights and privileges with respect to AOI Trust Stock issued by AOI to and deposited with the Trustee which will be held by the Trustee, as trustee, on behalf of and for the benefit and use of AOI; and

      (c) such other property as may be held by the Trustee from time to time, on behalf of and for the benefit and use of such of the Holders and AOI as are designated by the Trustee.

                                   ARTICLE 3
                      AOI TRUST STOCK AND RELATED RIGHTS

3.1 ISSUE AND OWNERSHIP OF RIGHTS RESPECTING THE AOI TRUST STOCK. AOI hereby settles upon the Trustee the AOI Trust Stock to be hereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of AOI and the Holders in accordance with the provisions of this Agreement. During the term of the Trust and upon and subject to the terms and conditions of this Agreement, including without limitation Section 5.1 hereof pursuant to which the transfer of the Voting Rights from AOI to and for the benefit of the Holders is acknowledged, the Trustee will possess and be vested with full legal ownership of the AOI Trust Stock and will be entitled to exercise all of the rights and powers of an owner with respect to the AOI Trust Stock; provided that the Trustee will:

      (a) hold the Exchange Right, the Automatic Exchange Rights and the Voting Rights, for the benefit of the Holders and hold all other rights and privileges with respect to the AOI Trust Stock the benefit of AOI; and

      (b) except as specifically authorized by this Agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with the AOI Trust Stock and the AOI Trust Stock will not be used or disposed of by the Trustee for any purpose other than the purposes for which this Trust is created pursuant to this Agreement.

3.2 LEGENDED SHARE CERTIFICATES. Apple will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Holders of, among other things,

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their right to instruct the Trustee with respect to the exercise of the Voting
Rights with respect to the Exchangeable Shares held by a Holder.

3.3 SAFE KEEPING OF CERTIFICATE. The certificate representing the AOI Trust Stock will at all times be held in safe keeping by the Trustee or its agent.

                                   ARTICLE 4
                           EXERCISE OF VOTING RIGHTS

4.1 VOTING RIGHTS. The Trustee, as the holder of record of the AOI Trust Stock, will be entitled to all of the Voting Rights, including the right to consent to or to vote in person or by proxy the AOI Trust Stock, on any matter, question or proposition whatsoever that may property come before the stockholders of AOI at an AOI Meeting or in connection with a AOI Consent (in each case, as hereinafter defined). The Voting Rights will be and remain vested in and exercised by the Trustee. Subject to section 7.15 hereof, the Trustee will exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Holders entitled to instruct the Trustee as to the voting thereof at the time at which AOI Consent is sought or AOI Meeting is held. To the extent that no instructions are received from a Holder with respect to the Voting Rights to which such Holder is entitled, the Trustee will not exercise or permit the exercise of such Holder's Voting Rights.

4.2 NUMBER OF VOTES. With respect to all meetings of stockholders of AOI at which holders of shares of AOI Common Stock are entitled to vote (an "AOI Meeting") and with respect to all written consents sought by AOI from its stockholders including the holders of shares of AOI Common Stock (an "AOI Consent"), each Holder will be entitled to instruct the Trustee to cast and exercise, in the manner instructed, one of the votes comprised in the Voting Rights for each Exchangeable Share owned of record by such Holder on the record date established by AOI or by applicable law for such AOI Meeting or AOI Consent, as the case may be (the "Holder Votes") in respect of each matter, question or proposition to be voted on at such AOI Meeting or to be consented to in connection with such AOI Consent.

4.3 MAILINGS TO SHAREHOLDERS. With respect to each AOI Meeting and AOI Consent, the Trustee will mail or cause to be mailed (or otherwise communicate in the same manner as AOI utilizes in communications to holders of AOI Common Stock, subject to the Trustee's ability to provide this method of communication and upon being advised in writing of such method) to each of the Holders named in the List on the same day as the initial mailing or notice (or other communication) with respect thereto is given by AOI to its stockholders:

      (a) a copy of such notice, together with any proxy or information statement and related materials to be provided to stockholders of AOI;

      (b) a statement that such Holder is entitled to instruct the Trustee as to the exercise of the Holder Votes with respect to such AOI Meeting or AOI Consent, as the case may be,

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
            or, pursuant to section 4.7 hereof, to attend such AOI Meeting and to exercise personally the Holder Votes thereat;

      (c) a statement as to the manner in which such instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give:

            (i) a proxy to such Holder or his designee to exercise personally the Holder Votes; or

            (ii) a proxy to a designated agent or other representative of the management of AOI to exercise such Holder Votes;

      (d) a statement that if no such instructions are received from the Holder the Holder Votes to which such Holder is entitled will not be exercised;

      (e) a form of direction whereby the Holder may so direct and instruct the Trustee as contemplated herein; and

      (f) a statement of (i) the time and date by which such instructions must be received by the Trustee in order to be binding upon it, which in the case of a AOI Meeting will not be earlier than the close of business on the second Business Day prior to such meeting, and (ii) the method for revoking or amending such instructions.

The materials referred to above are to be provided by AOI to the Trustee, but will be subject to review and comment by the Trustee.

For the purpose of determining Holder Votes to which a Holder is entitled in respect of any such AOI Meeting or AOI Consent, the number of Exchangeable Shares owned of record by the Holder will be determined at the close of business on the record date established by AOI or by applicable law for purposes of determining stockholders entitled to vote at such AOI Meeting or to give written consent in connection with such AOI Consent. AOI will notify the Trustee in writing of any decision of the Board of Directors of AOI with respect to the calling of any such AOI Meeting or the seeking of any such AOI Consent and will provide all necessary information and materials to the Trustee in each case promptly and in any event in sufficient time to enable the Trustee to perform its obligations contemplated by this section 4.3.

4.4 COPIES OF STOCKHOLDER INFORMATION. AOI will deliver to the Trustee copies of all proxy materials, (including notices of AOI Meetings but excluding proxies to vote shares of AOI Common Stock), information statements, reports (including without limitation all interim and annual financial statements) and other written communications that are to be distributed from time to time to holders of AOI Common Stock in sufficient quantities and in sufficient time so as to enable the Trustee to send those materials to each Holder at the same time as such materials are first sent to holders of AOI Common Stock. The Trustee will mail or otherwise send to each Holder, at the

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
expense of AOI, copies of all such materials (and all materials specifically directed to the Holders or to the Trustee for the benefit of the Holders by AOI) received by the Trustee from AOI at the same time as such materials are first sent to holders of AOI Common Stock. AOI will make copies of all such materials available for inspection by any Holder at an AOI or Apple office in Calgary, Alberta and Houston, Texas.

4.5 OTHER MATERIALS. Immediately after receipt by AOI or any stockholder of AOI of any material sent or given generally to the holders of AOI Common Stock by or on behalf of a third party, including without limitation dissident proxy and information circulars (and related information and material) and tender and exchange offer circulars (and related information and material), AOI will use its best efforts to obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward such material (unless the same has been provided directly to Holders by such third party) to each Holder as soon as possible thereafter. As soon as practicable after receipt thereof, the Trustee will mail or otherwise send to each Holder, at the expense of AOI, copies of all such materials received by the Trustee from AOI. The Trustee will also make copies of all such materials available for inspection by any Holder at the Trustee's office in Houston, Texas.

4.6 LIST OF PERSONS ENTITLED TO VOTE. Apple will, (a) prior to each annual, general and special AOI Meeting or the seeking of any AOI Consent and (b) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a "List") of the names and addresses of the Holders arranged in alphabetical order and showing the number of Exchangeable Shares held of record by each such Holder, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with a AOI Meeting or a AOI Consent, at the close of business on the record date established by AOI or pursuant to applicable law for determining the holders of AOI Common Stock entitled to receive notice of such AOI Meeting or to give consent in connection with such AOI Consent. Each such List will be delivered to the Trustee promptly after receipt by Apple of such request or the record date for such meeting or seeking of consent, as the case may be, and in any event within sufficient time as to enable the Trustee to perform its obligations under this Agreement. AOI agrees to give Apple written notice (with a copy to the Trustee) of the calling of any AOI Meeting or the seeking of any AOI Consent, together with the record dates therefor sufficiently prior to the date of the calling of such meeting or seeking of such consent so as to enable Apple to perform its obligations under this section 4.6.

4.7 ENTITLEMENT TO DIRECT VOTES. Any Holder named in a List prepared in connection with any AOI Meeting or any AOI Consent will be entitled (a) to instruct the Trustee in the manner described in section 4.3 hereof with respect to the exercise of the Holder Votes to which such Holder is entitled or (b) to attend such meeting and personally to exercise thereat (or to exercise with respect to any written consent), as the proxy of the Trustee, the Holder Votes to which such Holder is entitled except, in each case, to the extent that such Holder has transferred the ownership of any Exchangeable Shares in respect of which such Holder is entitled to Holder Votes after the close of business on the record date for such meeting or seeking of consent.


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4.8         VOTING BY TRUSTEE, AND ATTENDANCE OF TRUSTEE REPRESENTATIVE, AT
            MEETING.

      (a) In connection with each AOI Meeting and AOI Consent, the Trustee will exercise, either in person or by proxy, in accordance with the instructions received from a Holder pursuant to section 4.3 hereof, the Holder Votes as to which such Holder is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions); provided, however, that such written instructions are received by the Trustee from the Holder prior to the time and date fixed by it for receipt of such instructions in the notice given by the Trustee to the Holder pursuant to section 4.3 hereof.

      (b) The Trustee will cause such representatives as are empowered by it to sign and deliver, on behalf of the Trustee, proxies for Voting Rights to attend each AOI Meeting. Upon submission by a Holder (or its designee) of identification satisfactory to the Trustee's representatives, and at the Holder's request, such representatives will sign and deliver to such Holder (or its designee) a proxy to exercise personally the Holder Votes as to which such Holder is otherwise entitled hereunder to direct the vote, if such Holder either (i) has not previously given the Trustee instructions pursuant to section 4.3 hereof in respect of such meeting, or (ii) submits to the Trustee's representatives written revocation of any such previous instructions. At such meeting, the Holder exercising such Holder Votes will have the same rights as the Trustee to speak at the meeting in respect of any matter, question or proposition, to vote by way of ballot at the meeting in respect of any matter, question or proposition and to vote at such meeting by way of a show of hands in respect of any matter, question or proposition.

4.9 DISTRIBUTION OF WRITTEN MATERIALS. Any written materials to be distributed by the Trustee to the Holders pursuant to this Agreement will be delivered or sent by mail (or otherwise communicated in the same manner as AOI utilizes in communications to holders of AOI Common Stock) to each Holder at its address as shown on the books of Apple. Apple will provide or cause to be provided to the Trustee for this purpose, on a timely basis and without charge or other expense:

      (a)   current lists of the Holders; and

      (b) upon the request of the Trustee, mailing labels to enable the Trustee to carry out its duties under this Agreement.

The materials referred to above are to be provided by AOI to the Trustee, but will be subject to review and comment by the Trustee.

4.10 TERMINATION OF VOTING RIGHTS. All of the rights of a Holder with respect to the Holder Votes exercisable in respect of the Exchangeable Shares held by such Holder, including the right to instruct the Trustee as to the voting of or to vote personally such Holder Votes, will be deemed to

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be surrendered by the Holder to AOI and such Holder Votes and the Voting Rights represented thereby will cease immediately upon the delivery by such Holder to the Trustee of the certificates representing such Exchangeable Shares in connection with the exercise by the Holder of the Exchange Right or the occurrence of the automatic exchange of Exchangeable Shares for shares of AOI Common Stock as specified in Article 5 hereof (unless in either case the Trustee has not delivered the requisite shares of AOI Common Stock issuable in exchange therefor to the Holders), or upon the redemption of Exchangeable Shares pursuant to Article 5 of the Exchangeable Share Provisions, or upon the effective date of the liquidation, dissolution or winding-up of Apple pursuant to Article 6 of the Exchangeable Share Provisions, or upon the purchase of Exchangeable Shares from the Holder thereof by AOI pursuant to the exercise by AOI of the Retraction Call Right or the Liquidation Call Right.

                                   ARTICLE 5
                     EXCHANGE RIGHT AND AUTOMATIC EXCHANGE

5.1 GRANT AND OWNERSHIP OF THE EXCHANGE RIGHT. AOI hereby acknowledges that it has granted to the Holders to be held by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Holders (a) the right (the "Exchange Right"), upon the occurrence and during the continuance of an Insolvency Event, to require AOI to purchase from each or any Holder all or any part of the Exchangeable Shares held by the Holder (b) the Automatic Exchange Rights, and (c) the Voting Rights, all to be held and exercised in accordance with the provisions of this Agreement and the receipt whereof on the foregoing basis is hereby acknowledged by the Trustee. AOI hereby acknowledges receipt from the Holders, or from the Trustee as trustee for and on behalf of the Holders, of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right, the Automatic Exchange Rights and the Voting Rights by AOI to the Trustee. During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee will possess and be vested with full legal ownership of the Exchange Right and the Automatic Exchange Rights and will be entitled to exercise all of the rights and powers of an owner with respect to the Exchange Right and the Automatic Exchange Rights, provided that the Trustee will:

      (a) hold the Exchange Right, the Automatic Exchange Rights and the Voting Rights and the legal title thereto as trustee solely for the use and benefit of the Holders in accordance with the provisions of this Agreement; and

      (b) except as specifically authorized by this Agreement, have no power or authority to exercise or otherwise deal in or with the Exchange Right, the Automatic Exchange Rights or the Voting Rights and the Trustee will not exercise any such rights for any purpose other than the purposes for which this Trust is created pursuant to this Agreement.

5.2 LEGENDED SHARE CERTIFICATES. Apple will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Holders of:


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
      (a) their right to instruct the Trustee with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares held by a Holder; and

      (b)   the Automatic Exchange Rights.

5.3 GENERAL EXERCISE OF EXCHANGE RIGHT. The Exchange Right will be and remain vested in and exercised by the Trustee. Subject to section 7.15 hereof, the Trustee will exercise the Exchange Right only on the basis of instructions received pursuant to this Article 5 from Holders entitled to instruct the Trustee as to the exercise thereof. To the extent that no instructions are received from a Holder with respect to the Exchange Right, the Trustee will not exercise or permit the exercise of the Exchange Right.

5.4 PURCHASE PRICE. The purchase price payable by AOI for each Exchangeable Share to be purchased by AOI under the Exchange Right will be calculated and satisfied as set out in the Exchangeable Share Provisions. In connection with each exercise of the Exchange Right, AOI will provide to the Trustee an Officer's Certificate setting forth the calculation of the purchase price for each Exchangeable Share.

5.5 EXERCISE INSTRUCTIONS. Subject to the terms and conditions herein set forth, a Holder will be entitled, upon the occurrence and during the continuance of an Insolvency Event, to instruct the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Holder on the books of Apple. To cause the exercise of the Exchange Right by the Trustee, the Holder will deliver to the Trustee, in person or by certified or registered mail, at its office in Houston, Texas or at such other places as the Trustee may from time to time designate by written notice to the Holders, the certificates representing the Exchangeable Shares which such Holder desires AOI to purchase, duly endorsed in blank and accompanied by such other documents and instruments as may be required to effect a transfer of Exchangeable Shares and such additional documents and instruments as the Trustee may reasonably require together with (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating (i) that the Holder thereby instructs the Trustee to exercise the Exchange Right so as to require AOI to purchase from the Holder the number of Exchangeable Shares specified therein, (ii) that such Holder has good title to and owns all such Exchangeable Shares to be acquired by AOI free and clear of all liens, claims and encumbrances, (iii) the names in which the certificates representing AOI Common Stock issuable in connection with the exercise of the Exchange Right are to be issued and (iv) the names and addresses of the persons to whom such new certificates should be delivered and
(b) payment (or evidence satisfactory to the Trustee, Apple and AOI of payment) of the taxes (if any) payable as contemplated by section 5.8 of this Agreement. If only a part of the Exchangeable Shares represented by any certificate or certificates delivered to the Trustee are to be purchased by AOI under the Exchange Right, a new certificate for the balance of such Exchangeable Shares will be issued to the Holder at the expense of Apple.


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5.6 DELIVERY OF AOI COMMON STOCK: Promptly after receipt of the certificates representing the Exchangeable Shares which the Holder desires AOI to purchase under the Exchange Right (together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right (and payment of taxes, if any, or evidence thereof)), duly endorsed for transfer to AOI, the Trustee will notify AOI and Apple of its receipt of the same, which notice to AOI and Apple will constitute exercise of the Exchange Right by the Trustee on behalf of the Holder, and the Trustee will within three Business Days present and surrender at the office of the Transfer Agent the certificate or certificates of AOI Trust Stock (and other AOI Common Shares if necessary) representing the appropriate number of AOI Common Shares payable in connection with the exercise of the Exchange Right, together with such other documents and instruments as may be required to effect such transfer and such other documents and instruments as the Transfer Agent may reasonably require, and request the Transfer Agent to deliver or cause to be delivered to the Holder of such Exchangeable Shares (or to such other persons, if any, properly designated by such Holder), the certificates for the number of shares of AOI Trust Stock (and other AOI Common Shares if necessary) deliverable in connection with the exercise of the Exchange Right, which shares will be duly issued as fully paid and non-assessable and will be free and clear of any lien, claim or encumbrance, and cheques for the balance, if any, of the total purchase price therefor without interest; provided, however, that no such delivery will be made unless and until the Holder requesting the same will have paid (or provided evidence satisfactory to the Trustee, Apple and AOI of the payment of) the taxes (if any) payable as contemplated by section 5.8 of this Agreement. Immediately upon the giving of notice by the Trustee to AOI and Apple of the exercise of the Exchange Right, as provided in this section 5.6, the closing of the transaction of purchase and sale contemplated by the Exchange Right will be deemed to have occurred, and the Holder of such Exchangeable Shares will be deemed to have transferred to AOI all of its right, title and interest in and to such Exchangeable Shares and in the related interest in the Trust Estate and will cease to be a Holder of such Exchangeable Shares and will not be entitled to exercise any of the rights of a Holder in respect thereof, other than the right to receive his proportionate part of the total purchase price therefor, unless the requisite number of shares of AOI Trust Stock (together with a cheque for the balance, if any, of the total purchase price therefor without interest) is not allotted, issued and delivered by the Trustee to such Holder (or to such other persons, if any, properly designated by such Holder), within five Business Days of the date of the giving of such notice by the Trustee, in which case the rights of the Holder will remain unaffected until such shares of AOI Trust Stock are so allotted, issued and delivered by AOI and any such cheque is so delivered and paid. Concurrently with such Holder ceasing to be a Holder of Exchangeable Shares, the Holder will be considered and deemed for all purposes to be the holder of the shares of AOI Trust Stock delivered to it pursuant to the Exchange Right and such AOI Trust Stock will immediately cease to be subject to the terms of this Agreement.

5.7 EXERCISE OF EXCHANGE RIGHT SUBSEQUENT TO RETRACTION. In the event that a Holder has exercised its right under Article 5 of the Exchangeable Share Provisions to require Apple to redeem any or all of the Exchangeable Shares held by the Holder (the "Retracted Shares") and is notified by Apple pursuant to
Section 5.6 of the Exchangeable Share Provisions that Apple will not be permitted as a result of solvency requirements of applicable law to redeem all such Retracted Shares, subject to receipt by the Trustee of written notice to that effect from Apple and provided that AOI has not exercised the Retraction Call Right with respect to the Retracted Shares and that the Holder has not revoked the retraction request delivered by the Holder to Apple pursuant to Section 5.1 of the Exchangeable Share Provisions, the retraction request will constitute and will be deemed to constitute notice from the Holder to the Trustee instructing the Trustee to exercise the Exchange Right with respect to those Retracted Shares which Apple is unable to redeem. In any such event, Apple hereby agrees with the Trustee and in favour of the Holder immediately to notify the Trustee of such prohibition against Apple redeeming all of the Retracted Shares and immediately to forward or cause to be forwarded to the Trustee all relevant materials delivered by the Holder to Apple or to the transfer agent of the Exchangeable Shares (including without limitation a copy of the retraction request delivered pursuant to
Section 5.1 of the Exchangeable Share Provisions) in connection with such proposed redemption of the Retracted Shares and the Trustee will thereupon exercise the Exchange Right with respect to the Retracted Shares that Apple is not permitted to redeem and will require AOI to purchase such shares in accordance with the provisions of this Article 5.

5.8 STAMP OR OTHER TRANSFER TAXES. Upon any sale of Exchangeable Shares to AOI pursuant to the Exchange Right or the Automatic Exchange Rights, the share certificate or certificates representing AOI Common Stock to be delivered in connection with the payment of the total purchase price therefor will be issued in the name of the Holder of the Exchangeable Shares so sold or in such names as such Holder may otherwise direct in writing without charge to the Holder of the Exchangeable Shares so sold, provided, however, that such Holder (a) will pay (and neither AOI, Apple nor the Trustee will be required to pay) any documentary, stamp, transfer or other similar taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Holder or (b) has established to the satisfaction of the Trustee, AOI and Apple that such taxes, if any, have been paid.

5.9 NOTICE OF INSOLVENCY EVENT. Immediately upon the occurrence of an Insolvency Event or any event which with the giving of notice or the passage of time or both would be an Insolvency Event, Apple and AOI will give written notice thereof to the Trustee. As soon as practicable after receiving notice from Apple and AOI or from any other person of the occurrence of an Insolvency Event, the Trustee will mail to each Holder, at the expense of AOI a notice of such Insolvency Event in the form provided by AOI, which notice will contain a brief statement of the right of the Holders with respect to the Exchange Right.

5.10 QUALIFICATION OF SHARES OF AOI COMMON STOCK. AOI covenants that if any shares of AOI Common Stock (or other shares or securities into which AOI Common Stock may be reclassified or changed as contemplated by Section 2.7 of the Support Agreement) to be issued and delivered pursuant to the Exchange Right or the Automatic Exchange Rights require registration or qualification with or approval of or the filing of any document including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state law or regulation or pursuant to the rules and regulations of any regulatory authority or the fulfilment of any other legal requirement (collectively, the "Applicable Laws") before such shares

(or other shares or securities into which AOI Common Stock may be reclassified or changed) may be issued and delivered by AOI to the Holder thereof, AOI will expeditiously take all such actions and do all such things as are necessary to cause such shares of AOI Common Stock (or other shares or securities into which AOI Common Stock may be reclassified or changed) to be and to remain duly registered, qualified or approved. In addition to the foregoing, AOI represents, warrants and covenants that it will take all action and do all things as are necessary under Applicable Laws as they exist on the particular date thereof to cause the shares of AOI Common Stock (or other shares or securities into which AOI Common Stock may be reclassified or changed) to be issued and delivered pursuant to the Exchange Right and the Automatic Exchange Rights to be eligible for resale in the United States and Canada by the initial holder thereof upon the expiration of the Restricted Period, as defined in any agreement pursuant to which Apple or any affiliate of Apple (being any natural person, sole proprietorship, corporation, partnership of any kind having a separate legal status, limited liability company, business trust, unincorporated organization or association, mutual company, joint stock company, joint venture, estate trust, union or employee organization or government body, that directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with Apple), has acquired property and issued shares in consideration therefore (an "Acquisition Agreement"), provided however that the transfer of such shares to a person related to the Holder is not restricted by this Section 5.10 (other than restrictions on transfer by reason of a holder being a "control person" of AOI for purposes of Canadian federal or provincial securities law or an "affiliate" of AOI for purposes of United States federal or state securities law). AOI will expeditiously take all such actions and do all such things as are necessary to cause all shares of AOI Common Stock (or other shares or securities into which AOI Common Stock may be reclassified or changed) to be delivered pursuant to the Exchange Right or the Automatic Exchange Right, to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which such shares are listed, quoted or posted for trading at such time.

5.11        INTENTIONALLY DELETED.

5.12        AUTOMATIC EXCHANGE ON LIQUIDATION OF AOI.

      (a) AOI will give the Trustee written notice of each of the following events at the time set forth below:

            (i) in the event of any determination by the Board of Directors of AOI to institute voluntary liquidation, dissolution or winding-up proceedings with respect to AOI or to effect any other distribution of assets of AOI among its stockholders for the purpose of winding-up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

            (ii) immediately, upon the earlier of (A) receipt by AOI of notice of and (B) AOI otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding up of AOI or to effect any other distribution of assets of AOI among its stockholders for the purpose of winding-up its affairs.

      (b) Within three Business Days of receipt by the Trustee from AOI of notice of any event (a "Liquidation Event") contemplated by section 5.12(a)(i) or 5.12(a)(ii) above, the Trustee will give notice thereof to the Holders. Such notice will be provided by AOI to the Trustee and will include a brief description of the automatic exchange of Exchangeable Shares for shares of AOI Common Stock provided for in section 5.12(c) below.

      (c) In order that the Holders will be able to participate on a pro rata basis with the holders of AOI Common Stock in the distribution of assets of AOI in connection with a Liquidation Event, on the fifth Business Day prior to the effective date (the "Liquidation Event Effective Date") of a Liquidation Event each of the then outstanding Exchangeable Shares will be automatically exchanged for shares of AOI Common Stock. To effect such automatic exchange, AOI will purchase each Exchangeable Share outstanding on the fifth Business Day prior to the Liquidation Event Effective Date and held by Holders, and each Holder will sell the Exchangeable Shares held by it at such time for the purchase price per share set out in the Exchangeable Share Provisions which will be satisfied in the manner set out in the Exchangeable Share Provisions. In connection with such automatic exchange, AOI will provide to the Trustee an Officer's Certificate setting forth the calculation of the purchase price for each Exchangeable Share.

      (d) On the fifth Business Day prior to the Liquidation Event Effective Date, the closing of the transaction of purchase and sale contemplated by the automatic exchange of Exchangeable Shares for AOI Common Stock will be deemed to have occurred, and each Holder of Exchangeable Shares will be deemed to have transferred to AOI all of the Holder's right, title and interest in and to such Exchangeable Shares and the related interest in the Trust Estate and will cease to be a Holder of such Exchangeable Shares and the Trustee will within three Business Days thereafter present and surrender at the office of the Transfer Agent the certificate or certificates of AOI Trust Stock representing the appropriate number of AOI Common Shares deliverable upon the automatic exchange of Exchangeable Shares, together with such other documents and instruments as may be required to effect such transfer and such other documents and instruments as the Transfer Agent may reasonably require, and request the Transfer Agent to deliver to the relevant holder, at the address of the holder record in the securities register of Apple for the Exchangeable Shares, or by holding for pick up by the holder at the registered office of Apple or at any office of the Transfer Agent as may be specified by Apple by notice to the Holders of Exchangeable Shares, certificates representing the required number of AOI Common Shares registered in the name of the Holder and will deliver to the Trustee for delivery to the Holder a cheque for the balance, if any, of the total purchase price for such Exchangeable Shares without interest. Concurrently with such Holder ceasing to be a Holder of Exchangeable Shares, the Holder will be considered and deemed for all purposes to be the holder of the shares of AOI Common Stock issued to it pursuant to the automatic exchange of Exchangeable Shares for AOI Common Stock and the certificates held by the Holder previously representing the Exchangeable Shares exchanged by the Holder with AOI pursuant to such automatic exchange will thereafter be deemed to represent the shares of AOI Common Stock issued to the Holder by the Trustee pursuant to such automatic exchange. Upon the request of a Holder and the surrender by the Holder of Exchangeable Share certificates deemed to represent shares of AOI Common Stock, duly endorsed in blank and accompanied by such instruments of transfer as AOI may reasonably require, the Trustee will deliver or cause to be delivered to the Holder certificates representing the shares of AOI Common Stock of which the Holder is the holder.

                                   ARTICLE 6
           TRANSFER OF AOI TRUST STOCK PURSUANT TO SUPPORT AGREEMENT

6.1 DELIVERY OF AOI TRUST STOCK IN RESPECT OF RETRACTION CALL RIGHT AND LIQUIDATION CALL RIGHT. To complete the purchase by AOI of Exchangeable Shares pursuant to the Retraction Call Right described in the provisions of Article 5 of the Exchangeable Share Provisions or the liquidation, dissolution or winding-up of Apple pursuant to the Liquidation Call Right described in the provisions of Article 6 of the Exchangeable Share Provisions, upon notice from AOI to the Trustee of its acceptance of a Retraction Offer or a Liquidation Offer, as the case may be, the Trustee will present and surrender at the office of the Transfer Agent the certificate or certificates of AOI Trust Stock representing the appropriate number of AOI Common Shares payable in respect of the Retraction Price or the Liquidation Price, as the case may be, together with such other documents and instruments as may be required to effect such transfer and such other documents and instruments as the Transfer Agent may reasonably require, and request the Transfer Agent to deliver to the relevant Holder, at the address of the Holder recorded in the securities register of Apple for the Exchangeable Shares or at the address specified in the Holder's Retraction Request, if applicable, or by Holder for pick up by the Holder at the registered office of Apple or at any office off the Transfer Agent as may be specified by Apple by notice to the Holders, certificates representing the required number of AOI Common Shares registered in the name of the Holder or in such other name as the Holder may request in payment of the Retraction Price or the Liquidation Price, as the case may be.

                                   ARTICLE 7
                            CONCERNING THE TRUSTEE

7.1 POWERS AND DUTIES OF THE TRUSTEE. The rights, powers and authorities of the Trustee under this Agreement, in its capacity as trustee of the Trust, will include:

      (a) receipt and deposit of the AOI Trust Stock from AOI as trustee for and on behalf of the Holders and AOI in accordance with the provisions of this Agreement;

      (b) granting proxies and distributing materials to Holders as provided in this Agreement;

      (c) voting the Holder Votes in accordance with the provisions of this Agreement;

      (d) receiving the grant of the Exchange Right and the Automatic Exchange Rights from AOI as trustee for and on behalf of the Holders in accordance with the provisions of this Agreement;

      (e) exercising the Exchange Right and enforcing the benefit of the Automatic Exchange Rights, in each case in accordance with the provisions of this Agreement, and in connection therewith receiving from Holders Exchangeable Shares and other requisite documents and distributing to such Holders the shares of AOI Common Stock and cheques, if any, to which such Holders are entitled upon the exercise of the Exchange Right or pursuant to the Automatic Exchange Rights, as the case may be;

      (f)   holding title to the Trust Estate;

      (g) investing any moneys forming, from time to time, a part of the Trust Estate as provided in this Agreement;

      (h) taking action at the direction of a Holder or Holders to enforce the obligations of AOI under this Agreement and AOI and Apple under the Support Agreement; and

      (i) taking such other actions and doing such other things as are specifically provided in this Agreement.

In the exercise of such rights, powers and authorities the Trustee will have (and is granted) such incidental and additional rights, powers and authorities not in conflict with any of the provisions of this Agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust. Any exercise of such discretionary rights, powers and authorities by the Trustee will be final, conclusive and binding upon all persons. For greater certainty, the Trustee will have only those duties as are set out specifically in this Agreement. The Trustee in exercising its rights, powers, duties and authorities hereunder will act honestly and in good faith with a view to the best interests of the Holders and will exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances. The Trustee will not be bound to give any notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it is specifically required to do so under the terms hereof, nor will the Trustee be required to take any notice of, or to do or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notices will distinctly specify the default or breach desired to be brought to the attention of the Trustee and in the absence of such notice the Trustee may for all purposes of this Agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein.

7.2 NO CONFLICT OF INTEREST. The Trustee represents to Apple and AOI that at the date of execution and delivery of this Agreement there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity. The Trustee will, within 90 days after it becomes aware that such a material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 10 hereof. If, notwithstanding the foregoing provisions of this section 7.2, the Trustee has such a material conflict of interest, the validity and enforceability of this Agreement will not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Trustee contravenes the foregoing provisions of this section 7.2, any interested party may apply to a court of competent jurisdiction for an order that the Trustee be replaced as trustee hereunder.

7.3 DEALINGS WITH TRANSFER AGENTS, REGISTRARS, ETC. Apple and AOI irrevocably authorize the Trustee, from time to time, to:

      (a) consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and AOI Common Stock; and

      (b) requisition, from time to time:

            (i) from any such registrar or transfer agent any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this Agreement, and

            (ii) from the transfer agent of AOI Common Stock, and any subsequent transfer agent of such shares, the share certificates issuable upon the exercise from time to time of the Exchange Right and pursuant to the Automatic Exchange Rights in the manner specified in Article 5 hereof and the Retraction Call Right and Liquidation Call Right in the manner described in Article 6 hereof.

Apple and AOI irrevocably authorize their respective registrars and transfer agents to comply with all such requests. AOI covenants that it will supply its transfer agent with duly executed share certificates for the purpose of completing the exercise from time to time of the Exchange Right and the Automatic Exchange Rights, in each case pursuant to Article 5 hereof and the Retraction Call Right and Liquidation Call Right in the manner described in
Article 6 hereof.

7.4 BOOKS AND RECORDS. The Trustee will keep available for inspection by AOI and Apple, at the Trustee's office in Houston, Texas correct and complete books and records of account relating to the Trustee's actions under this Agreement, including without limitation all information relating to mailings and instructions to and from Holders and all transactions pursuant to the Voting Rights, the Exchange Right, and the Automatic Exchange Rights, the Retraction Call Right and the Liquidation Call Right for the term of this Agreement. On or before February 1, 1998, and on or before February 1 in every year thereafter, so long as the AOI Trust Stock is on deposit with the Trustee, the Trustee will transmit to AOI and Apple a brief report, dated as of the preceding December 31, with respect to:

      (a)   the property and funds comprising the Trust Estate as of that date;

      (b) the number of exercises of the Exchange Right, the Retraction Call Right and the Liquidation Call Right, if any, and the aggregate number of Exchangeable Shares received by the Trustee on behalf of Holders in consideration of the issue and delivery by the Trustee of shares of AOI Common Stock in connection with the Exchange Right, the Retraction Call Right and the Liquidation Call Right, during the calendar year ended on such date; and

      (c) all other actions taken by the Trustee in the performance of its duties under this Agreement which it had not previously reported.

7.5 INCOME TAX RETURNS AND REPORTS. The Trustee will, to the extent necessary, cause to be prepared and filed on behalf of the Trust at the expense of AOI: (a) appropriate United States and Canadian income tax returns, and (b) any other returns or reports required by applicable law or the rules and regulations of any securities exchange or other trading system through which the Exchangeable Shares are traded, all as directed by and at the expense of AOI. If requested by the Trustee, AOI will retain such experts for purposes of providing such advice and assistance.

7.6 INDEMNIFICATION PRIOR TO CERTAIN ACTIONS BY TRUSTEE. The Trustee will exercise any or all of the rights, duties, powers or authorities vested in it by this Agreement at the request, order or direction of any Holder upon such Holder furnishing to the Trustee reasonable funding, security and indemnity against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby, provided that no Holder will be obligated to furnish to the Trustee any such funding, security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the AOI Trust Stock pursuant to Article 4 hereof, subject to section 7.15 hereof, and with respect to the Exchange Right pursuant to Article 5 hereof, subject to section 7.15 hereof, and with respect to the Automatic Exchange Rights pursuant to Article 5 hereof. None of the provisions contained in this Agreement will require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties or authorities unless funded, given funds, security and indemnified as aforesaid.

7.7 ACTIONS BY HOLDERS. No Holder will have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this Agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Holder has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the funding, security and indemnity referred to in section 7.10 hereof and the Trustee has failed to act within a reasonable time thereafter. In such case, but not otherwise, the Holder will be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Holders will have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or under the Voting Rights, the Exchange Right or the Automatic Exchange Rights, except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder will be exercised and all proceedings at law will be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Holders.

7.8 RELIANCE UPON DECLARATIONS. The Trustee will not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon lists, mailing labels, notices, statutory declarations, certificates, opinions, reports or other papers or documents furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder and such lists, mailing labels, notices, statutory declarations, certificates, opinions, reports or other papers or documents comply with the provisions of this Agreement.

7.9 EVIDENCE AND AUTHORITY TO TRUSTEE. Apple and/or AOI will furnish to the Trustee evidence of compliance with the conditions provided for in this Agreement relating to any action or step required or permitted to be taken by Apple and/or AOI or the Trustee under this Agreement or as a result of any obligation imposed under this Agreement, including, without limitation, in respect of the Voting Rights, the Exchange Right, the Automatic Exchange Rights, the Retraction Call Right or the Liquidation Call Right and the taking of any other action to be taken by the Trustee at the request of or on the application of Apple and/or AOI forthwith if and when:

      (a) such evidence is required by any other section of this Agreement to be furnished to the Trustee in accordance with the terms of this section 7.9; or

      (b) the Trustee in the exercise of its rights, powers, duties and authorities under this Agreement, gives Apple and/or AOI written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

Such evidence will consist of an Officer's Certificate of Apple and/or AOI or a statutory declaration or a certificate made by persons entitled to sign an Officer's Certificate stating that any such condition has been complied with in accordance with the terms of this Agreement. Whenever such evidence relates to a matter other than the Voting Rights, the Exchange Right, the Automatic Exchange Rights, the Retraction Call Right or the Liquidation Call Right, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, auditor, accountant, appraiser, valuer, engineer or other expert or any other person whose qualifications give authority to a statement made by him, provided that if such report or opinion is furnished by a director, officer or employee of Apple and/or AOI it will be in the form of an Officer's Certificate or a statutory declaration. Each statutory declaration, certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this Agreement will include a statement by the person giving the evidence:

      (c) declaring that he has read and understands the provisions of this Agreement relating to the condition in question;

      (d) describing the nature and scope of the examination or investigation upon which he based the statutory declaration, certificate, statement or opinion; and

      (e) declaring that he has made such examination or investigation as he believes is necessary to enable him to make the statements or give the opinions contained or expressed therein.

7.10        EXPERTS, ADVISERS AND AGENTS.  The Trustee may:

      (a) in relation to these presents act and rely on the opinion or advice of or information obtained from or prepared by any solicitor, auditor, accountant, appraiser, valuer, engineer or other expert, whether retained by the Trustee or by Apple and/or AOI or otherwise, and may employ such assistants as may be necessary to the proper determination and discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid; and

      (b) employ such agents and other assistants as it may reasonably require for the proper determination and discharge of its powers and duties hereunder, and may pay reasonable remuneration for all services performed for it (and will be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all disbursements, costs and expenses made or incurred by it in the determination and discharge of its duties hereunder and in the management of the Trust.

7.11 INVESTMENT OF MONEYS HELD BY TRUSTEE. The Trustee shall invest and reinvest any monies held by it in the Vista 100% U.S. Treasury Fund, unless otherwise instructed in writing by AOI. Such written instructions, if any, referred to in the foregoing sentence shall specify the type and identity of the investments to be purchased and/or sold and shall also include the name of the broker-dealer, if any, which AOI directs the Trustee to use in respect of such investment, any particular settlement procedures required, if any (which settlement procedures shall be consistent with industry standards and practices), and such other information as the Trustee may require. The Trustee shall not be liable for failure to invest or reinvest funds absent sufficient written direction.

Unless the Trustee is otherwise directed in such written instructions, the Trustee may use a broker-dealer of its own selection, including a broker-dealer owned by or affiliated with the Trustee or any of its Affiliates. It is expressly agreed and understood by the parties hereto that the Trustee shall not in any way whatsoever be liable for losses on any investments, including, but not limited to, losses from market risks due to premature liquidation or resulting from other actions taken pursuant to this Agreement.

7.12 TRUSTEE NOT REQUIRED TO GIVE SECURITY. The Trustee will not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this Agreement or otherwise in respect of the premises.

7.13 TRUSTEE NOT BOUND TO ACT ON COMPANY'S REQUEST. Except as in this Agreement otherwise specifically provided, the Trustee will not be bound to act in accordance with any direction or request of Apple and/or AOI or of the directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request has been delivered to the Trustee, and the Trustee will be empowered to act and rely upon any such copy purporting to be authenticated and believed by the Trustee to be genuine.

7.14 AUTHORITY TO CARRY ON BUSINESS. The Trustee represents to Apple and AOI that at the date of execution and delivery by it of this Agreement it is a national banking association, duly organized and existing under the laws of the United States of America, having the powers of a trust company. If, notwithstanding the provisions of this section 7.14, it ceases to be so qualified, the validity and enforceability of this Agreement and the Voting Rights, the Exchange Right and the Automatic Exchange Rights will not be affected in any manner whatsoever by reason only of such event but the Trustee will, within 90 days after ceasing to be authorized to carry on the business of a trust company, either become so authorized or resign in the manner and with the effect specified in Article 10 hereof.

7.15 CONFLICTING CLAIMS. If conflicting claims or demands are made or asserted with respect to any interest of any Holder in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Holder in any Exchangeable Shares resulting in conflicting claims or demands being made in connection with such interest, then the Trustee will be entitled, at its sole discretion, to refuse to recognize or to comply with any such claim or demand. In so refusing, the Trustee may elect not to exercise any Voting Rights, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands and, in so doing, the Trustee will not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee will be entitled to continue to refrain from acting and to refuse to act until:

      (a) the rights of all adverse claimants with respect to the Voting Rights, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction; or

      (b) all differences with respect to the Voting Rights, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee will have been furnished with an executed copy of such agreement.

If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it will deem appropriate fully to indemnify it as between all conflicting claims or demands.

7.16 ACCEPTANCE OF TRUST. The Trustee hereby accepts the Trust created and provided for by and in this Agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who will from time to time be Holders, subject to all the terms and conditions herein set forth.

                                   ARTICLE 8
                                 COMPENSATION

8.1 FEES AND EXPENSES OF THE TRUSTEE. AOI will pay to the Trustee reasonable compensation for all of the services rendered by it under this Agreement and will reimburse the Trustee for all reasonable expenses (including but not limited to taxes, compensation paid to experts, agents and advisors and travel expenses) and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency reasonably incurred by the Trustee in connection with its rights and duties under this Agreement; provided that AOI will have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation in which the Trustee is determined to have acted in bad faith or with negligence or willful misconduct.

                                   ARTICLE 9
                  INDEMNIFICATION AND LIMITATION OF LIABILITY

9.1 INDEMNIFICATION OF THE TRUSTEE. AOI will indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents appointed and acting in accordance with this Agreement (collectively, the "Indemnified Parties") against all claims, losses, damages, costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee's legal counsel) which, without fraud, negligence, willful misconduct or bad faith on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason of or as a result of the Trustee's acceptance or administration of the Trust, its compliance with its duties set forth in this Agreement or any written or oral instructions delivered to the Trustee by AOI pursuant hereto. In no case will AOI be liable under this indemnity for any claim against any of the Indemnified Parties unless AOI is notified by the Trustee of the written assertion of a claim or of any action commenced against the Indemnified Parties, promptly after any of the Indemnified Parties will have received any such written assertion of a claim or have been served with a summons or other first legal process giving information as to the nature and basis of the claim. AOI will be entitled to participate at their own expense in the defense and, if AOI so elects at any time after receipt of such notice, either of them may assume the defense of any suit brought to enforce any such claim. The Trustee will have the right to employ separate counsel in any such suit and participate in the defense thereof but the fees and expenses of such counsel will be at the expense of the Trustee unless:

      (a) the employment of such counsel has been authorized by AOI, such authorization not to be unreasonably withheld; or

      (b) the named parties to any such suit include both the Trustee and AOI,

and the Trustee has been advised by counsel acceptable to AOI that there may be one or more legal defenses available to the Trustee that are different from or in addition to those available to AOI and that an actual or potential conflict of interest exists (in which case AOI will not have the right to assume the defense of such suit on behalf of the Trustee but will be liable to pay the reasonable fees and expenses of counsel for the Trustee).

9.2 LIMITATION OF LIABILITY. The Trustee will not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this Agreement, except to the extent that such loss is attributable to the fraud, negligence, willful misconduct or bad faith on the part of the Trustee.

                                  ARTICLE 10
                               CHANGE OF TRUSTEE

10.1 RESIGNATION. The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to AOI and Apple specifying the date on which it desires to resign, provided that such notice will never be given less than 60 days before such desired resignation date unless AOI and Apple otherwise agree and provided further that such resignation will not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, AOI and Apple will promptly appoint a successor trustee by written instrument in duplicate, one copy of which will be delivered to the resigning trustee and one copy to the successor trustee. Failing acceptance by a successor trustee, a successor trustee may be appointed by an order of a court of competent jurisdiction upon application of one or more of the parties hereto.

10.2 Removal. The Trustee, or any trustee hereafter appointed, may be removed with or without cause, at any time on 60 days' prior notice by written instrument executed by AOI and Apple, in duplicate, one copy of which will be delivered to the trustee so removed and one copy to the successor trustee.

10.3 SUCCESSOR TRUSTEE. Any successor trustee appointed as provided under this Agreement will execute, acknowledge and deliver to AOI and Apple and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee will become effective and such successor trustee, without any further act, deed or conveyance, will become vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, with like effect as if originally named as trustee in this Agreement. However, on the written request of AOI and Apple or of the successor trustee, the trustee ceasing to act will, upon payment of any amounts then due it pursuant to the provisions of this Agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, AOI, Apple and such predecessor trustee will execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

10.4 NOTICE OF SUCCESSOR TRUSTEE. Upon acceptance of appointment by a successor trustee as provided herein, AOI and Apple will cause to be mailed notice of the succession of such trustee hereunder to each Holder specified in a List. If AOI or Apple fail to cause such notice to be mailed within 10 days after acceptance of appointment by the successor trustee, the successor trustee will cause such notice to be mailed at the expense of AOI and Apple.

                                  ARTICLE 11
                                AOI SUCCESSORS

11.1 CERTAIN REQUIREMENTS IN RESPECT OF COMBINATION, ETC. AOI will not enter into any transaction (whether by way of reconstruction, reorganization, consolidation, merger. transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:

      (a) such other person or continuing corporation is a corporation (herein called the "AOI Successor") incorporated under the laws of any state of the United States or the laws of Canada or any province thereof;

      (b) AOI Successor, by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction a Agreement supplemental hereto and such other instruments (if any) as are satisfactory to the Trustee and are necessary or advisable to evidence the assumption by AOI Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such AOI Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of AOI under this Agreement; and

      (c) such transaction will, to the satisfaction of the Trustee, be upon such terms as substantially preserve and do not impair in any material respect any of the rights, duties, powers and authorities of the Trustee or of the Holders hereunder.

11.2 VESTING OF POWERS IN SUCCESSOR. Whenever the conditions of section 11.1 hereof have been duly observed and performed, the Trustee, if required, by section 11.1 hereof, AOI Successor and Apple will execute and deliver the supplemental agreement provided for in Article 12 hereof and thereupon AOI Successor will possess and from time to time may exercise each and every right and power of AOI under this Agreement in the name of AOI or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the Board of Directors of AOI or any officers of AOI may be done and performed with like force and effect by the directors or officers of such AOI Successor.

11.3 WHOLLY-OWNED SUBSIDIARIES. Nothing herein will be construed as preventing the amalgamation or merger of any wholly-owned subsidiary of AOI with or into AOI or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of AOI provided that all of the assets of such subsidiary are transferred to AOI or another wholly-owned subsidiary of AOI, and any such transactions are expressly permitted by this Article 11.

                                  ARTICLE 12
                    AMENDMENTS AND SUPPLEMENTAL AGREEMENTS

12.1 AMENDMENTS, MODIFICATIONS, ETC. This Agreement may not be amended or modified except by an agreement in writing executed by Apple, AOI and the Trustee and approved by the Holders in accordance with Section 10.2 of the Exchangeable Share Provisions.

12.2 MINISTERIAL AMENDMENTS. Notwithstanding the provisions of section 12.1 hereof, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the Holders, amend or modify this Agreement for the purposes of:

      (a) adding to the covenants of any or all of the parties hereto for the protection of the Holders hereunder;

      (b) making such amendments or modifications not inconsistent with this Agreement may be necessary or desirable with respect to matters or questions which, in the opinion of the Board of Directors of each of AOI and Apple and with the concurrence of the Trustee, having in mind the best interests of the Holders as a whole, it may be expedient to make, provided that such boards of directors and the Trustee concur that such amendments and modifications will not be prejudicial to the interests of the Holders as a whole or

      (c) making such changes or corrections which, on the advice of counsel to Apple and AOI, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Trustee and the Board of Directors of each of Apple and AOI concur that such changes or corrections will not be prejudicial to the interests of the Holders as a whole.

12.3 MEETING TO CONSIDER AMENDMENTS. Apple at the request of AOI, will call a meeting or meetings of the Holders for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings will be called and held in accordance with the by-laws of Apple, the Exchangeable Share Provisions and all applicable laws.

12.4 CHANGES IN CAPITAL OF AOI AND APPLE. At all times after the occurrence of any event effected pursuant to section 2.7 or section 2.8 of the Support Agreement, as a result of which either AOI Common Stock or the Exchangeable Shares or both are in any way changed, this Agreement will forthwith be amended and modified as necessary in order that it will apply with full force and effect, mutatis mutandis, to all new securities into which AOI Common Stock or the Exchangeable Shares or both are so changed and the parties hereto will execute and deliver a supplemental Agreement giving effect to and evidencing, such necessary amendments and modifications.

12.5 EXECUTION OF SUPPLEMENTAL AGREEMENTS. No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder will be effective unless made in writing and signed by all of the parties hereto. From time to time Apple (when authorized by a resolution of the Board of Directors), AOI (when authorized by a resolution of its Board of Directors) and the Trustee may, subject to the provisions of these presents, and they will, when so directed by these presents, execute and deliver by their proper officers, agreements or other instruments supplemental hereto, which thereafter will form part hereof, for any one or more of the following purposes:

      (a) evidencing the succession of AOI Successors to AOI and the covenants of and obligations assumed by each such AOI Successor in accordance with the provisions of Article 11 and the successor of any successor trustee in accordance with the provisions of Article 10;

      (b) making any additions to, deletions from or alterations of the provisions of this Agreement or the Voting Rights, the Exchange Right or the Automatic Exchange Rights which the Trustee is satisfied, having made due inquiry, will not be prejudicial to the interests of the Holders as a whole or are necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to AOI, Apple, the Trustee or this Agreement; and

      (c) for any other purposes not inconsistent with the provisions of this Agreement, including without limitation to make or evidence any amendment or modification to this Agreement as contemplated hereby, provided that the Trustee is satisfied, having made due inquiry, that the rights of the Trustee and the Holders as a whole will not be prejudiced thereby.

                                  ARTICLE 13
                                  TERMINATION

13.1 TERM. The Trust created by this Agreement will continue until the earliest to occur of the following events:

      (a)   no outstanding Exchangeable Shares are held by a Holder;

      (b) each of Apple and AOI elects in writing to terminate the Trust and such termination is approved by the Holders of the Exchangeable Shares in accordance with Section 10.2 of the Exchangeable Share Provisions; and

      (c) the earlier of 21 years after the death of the last survivor of the descendants of His Majesty King George VI of the United Kingdom of Great Britain and Northern Ireland living on the date of the creation of the Trust, or the end of such other period of time as may be required to comply with any rule against perpetuities applicable to this Agreement.

13.2 SURVIVAL OF AGREEMENT. This Agreement will survive any termination of the Trust and will continue until there are no Exchangeable Shares outstanding held by a Holder; provided, however, that the provisions of Articles 8 and 9 hereof will survive any such termination of this Agreement.

                                  ARTICLE 14
                                    GENERAL

14.1 SEVERABILITY. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement will not in any way be affected or impaired thereby and the agreement will be carried out as nearly as possible in accordance with its original terms and conditions.

14.2 INUREMENT. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and to the benefit of the Holders.

14.3 NOTICES TO PARTIES. Whenever this Agreement requires or permits any notice request, or demand from one party to another, the notice, request, or demand must be in writing to be effective and will be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram, or courier service, when actually received by the party to whom notice is sent (ii) if delivered by telecopier, on the date of sending provided such sending is evidenced by electronic verification or receipt and is and a hard copy is sent by regular mail, or (iii) if delivered by mail, upon receipt by the party addressed at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

            If to AOI:

                  Apple Orthodontix Inc.
                  100 West Loop South, Suite 100
                  Houston, Texas 77024
                  Fax No.: (7l3) 964-6883
                  Attn:  Steve Walton

            with a copy to:

                  Jackson & Walker, L.L.P.
                  1100 Louisiana, Suite 4200
                  Houston, Texas 77002
                  Fax No.: (7l3) 752-4221
                  Attn:  Richard S. Roth

            If to Apple:

                  718842 Alberta Inc.
                  290, 10655 Southport Rd. S.W.
                  Calgary, Alberta, Canada
                  T2W 4Y1
                  Fax No.:  (403) 271-1454
                  Attn.:  Dr. Duncan Y. Brown

            with a copy to:

                  Code Hunter Wittmann
                  1400, 700 2nd St. S.W.
                  Calgary, Alberta, Canada
                  T2P 4V5
                  Fax No.:  (403) 263-9193
                  Attn.:  Kevin W. Keyes

            If to the Trustee:

                  Texas Commerce Bank National Association
                  Global Trust Services
                  600 Travis Street, Suite 1150
                  Houston, Texas 77002
                  Fax No.: (7l3) 216-5476
                  Attn.: JoAnne K. Gulliver

14.4 NOTICE OF HOLDERS. Any and all notices to be given and any documents to be sent to any Holders may be given or sent to the address of such Holder shown on the register of holders of Exchangeable Shares in any manner permitted by the by-laws of Apple from time to time in force in respect of notices to shareholders and will be deemed to be received (if given or sent in such manner) at the time specified in such by-laws, the provisions of which by-laws will apply MUTATIS MUTANDIS to notices or documents as aforesaid sent to such Holders.

14.5 RISK OF PAYMENTS BY POST. Whenever payments are to be made or documents are to be sent to any Holder by the Trustee or by Apple, or by such Holder to the Trustee or to AOI or Apple, the making of such payment or sending of such document sent through the post will be at the risk of Apple, in the case of pavements made or documents sent by the Trustee or Apple, and the Holder, in the case of payments made or documents sent by the Holder.

14.6 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

14.7 JURISDICTION. This Agreement shall be construed under, and governed by the laws of the State of Texas, excluding, however, (a) its choice of law rules and
(b) the portions of the Texas Trust Code Sec. 111.001, ET SEQ. of the Texas Property Code concerning fiduciary duties and liabilities of trustees. All of the Trustee's rights hereunder are cumulative of any other rights it may have at law, in equity or otherwise.

14.8 ATTORNMENT. The parties hereto agree that the forum for resolution of any dispute arising under this Agreement shall be Harris County, Texas, and AOI and Apple hereby consent and submit themselves to the jurisdiction of any state or federal court sitting in Harris County, Texas.

14.9 FURTHER ASSURANCES. The parties hereto will promptly do all such acts and things and execute and deliver all such further agreements, instruments, deeds and documents as may be required to carry out the transactions contemplated by this Agreement to give effect to the intent of said agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                          718842 ALBERTA INC.


                                          By:______________________________



                                          APPLE ORTHODONTIX, INC.


                                          By:______________________________



                                          TEXAS COMMERCE BANK
                                          NATIONAL ASSOCIATION, AS TRUSTEE


                                          By______________________________
                                          Name:___________________________
                                          Title:__________________________